Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

MEMORANDUM OF AGREEMENT

This Memorandum of Agreement is made and executed as of the 6th day of September, 2006 at Pasig City, by and between:

GNPOWER LTD. CO., a duly registered limited partnership organized under Philippine Law, with principal office at 1905 Orient Square Building, Don Francisco Ortigas Jr. Road, Ortigas Center, Pasig City 1605, Metro Manila, Philippines and represented herein by its Senior Vice President, Mr. John Anthony Becker who is duly authorized to enter into this Memorandum of Agreement by a Resolution, a copy of which is hereto attached as Annex A and hereinafter referred to as the “Seller,”

and

CYPRESS MANUFACTURING LTD., a corporation duly organized under the Cayman Island law, licensed to do business in the Philippines through its Philippine Branch, Cypress Manufacturing Limited – Philippine Branch, with principal office at Gateway Business Park, SEPZ, Brgy., Javalera, Gen. Trias, Cavite 4107 Philippines, represented by its Vice President & Managing Director, Mr. Conrado R. Leal and its Finance Director, Ms. Edna Cuyo-Auxtero, who are duly authorized to enter into this Memorandum of Agreement by a Resolution, a copy of which is hereto attached as Annex B and hereinafter referred to as the “Buyer”

Each of the Seller and the Buyer are hereinafter individually referred to as a “Party”, and together, as the “Parties”.

RECITALS:

A. The Seller intends to build, own and operate an electric power generation facility (the “Facility”), to be located near Mariveles, Bataan, for the purpose of supplying its customers with environmentally clean electric power commencing in 2010 (the “Project”).

B. Upon the completion of the Project and the commercial operations of the Facility, which is currently anticipated to occur in 2010, the Seller desires to supply and sell to the Buyer, and the Buyer desires to purchase from the Seller, the Product (as defined in the Master Power Purchase and Sale Agreement) and accordingly, have agreed to execute, simultaneously with this Memorandum of Agreement, a Master Power Purchase and Sale Agreement (the “Master Power Purchase and Sale Agreement”) in the form of Annex C hereto, which will govern such sale and purchase of the Product between the Parties.

C. The effectiveness of the Master Power Purchase and Sale Agreement is subject to the conditions set forth in this Memorandum of Agreement.

D. Accordingly, both the Seller and the Buyer have an interest in the completion, and the maintenance of the viability, of the Project.

NOW, THEREFORE, pending the completion of the Facility and the effectiveness of the Master Power Purchase and Sale Agreement, the Parties wish to document their understanding of certain agreements and arrangements they have reached in respect of the foregoing.

SECTION ONE: MASTER POWER PURCHASE AND SALE AGREEMENT

1.1 Simultaneously with the execution of this Memorandum of Agreement, the Parties shall execute the Master Power Purchase and Sale Agreement in the form set out in Annex C. Any capitalized term used and not defined herein shall have the meaning specified in the Master Power Purchase and Sale Agreement.

1.2 Each Party represents and warrants that the execution, delivery and performance by it of this Memorandum of Agreement and the Master Power Purchase and Sale Agreement have been duly authorized by all necessary corporate action. This Memorandum of Agreement has been duly executed and delivered and constitutes, and the Master Power Purchase and Sale Agreement, when executed and delivered in accordance herewith will constitute, its legal, valid and binding obligation enforceable against it in accordance with its terms except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting creditor’s rights generally.

1.3 The Master Power Purchase and Sale Agreement shall not be amended without the prior written consent by both Parties.

1.4 Notwithstanding anything in the Master Power Purchase and Sale Agreement to the contrary, the Master Power Purchase and Sale Agreement shall become effective upon the Financial Closing of the Project. For purposes hereof, “Financial Closing” shall mean that date on which the first disbursement of funds from senior lenders to the Seller (or its successor-in-interest) is made in accordance with the loan documentation between the Seller (or its successor-in-interest) and its lenders with respect to the construction of the Project. The Seller shall promptly notify the Buyer in writing of the occurrence of Financial Closing. In the event that Financial Closing does not occur by December 31, 2007 (the “Target Date”), or such later date as the Parties may agree, then this Memorandum of Agreement shall terminate and the Master Power Purchase and Sale Agreement shall expire, in either case, without any further liabilities or obligations to the Parties thereunder (except for Section 4 herein). Once the Master Power Purchase and Sale Agreement becomes effective pursuant to this Section 1.4, it shall cease to be subject to this Memorandum of Agreement.

SECTION TWO: RIGHTS AND OBLIGATIONS OF THE PARTIES

2.1 The Seller shall continue to diligently market capacity and energy to potential customers with a view to concluding binding agreements, substantially in the form of the Master Power Purchase and Sale Agreement.

2.2 The Seller shall undertake to negotiate promptly with the relevant distribution utility for the distribution services, and with the relevant transmission service company for the transmission services, which may be required, pursuant to the Master Power Purchase and Sale Agreement, in order to allow the Buyer to receive and utilize the Product.

2.3 The Seller shall use all reasonable commercial efforts to obtain terms and conditions for the financing of the Project that are no less favorable than those assumed by the Seller that enable the Seller to arrive at the Capacity Fee set out in the Master Power Purchase and Sale Agreement.

2.4 The Seller shall be responsible for timely obtaining any and all government permits and regulatory approvals, including approval from the Energy Regulatory Commission or its successor agency, which may be required in respect of the Master Power Purchase and Sale Agreement. The Buyer, however, will cooperate reasonably with the Seller in the Seller’s efforts to obtain such government permits and regulatory approvals.

2.5 At the reasonable request of the Buyer, the Seller shall provide the Buyer with accurate and timely updates on the status of the Project. Either Party may convene a meeting to facilitate a status update on the Project.

SECTION THREE: TERMINATION

3.1 The Parties may, by mutual agreement expressed in writing, terminate this Memorandum of Agreement. In case of such termination, neither Party shall be liable to the other for any amount of whatsoever nature pursuant to this Memorandum of Agreement and the Master Power Purchase and Sale Agreement, provided, however, that this Section 3.1 shall cease to apply once the Master Power Purchase and Sale Agreement becomes effective pursuant to Section 1.4 hereof.

3.2 This Memorandum of Agreement shall terminate, in accordance with Section 1.4 above, if Financial Closing does not occur by the Target Date, or as may be agreed upon by the Parties or extended, as the case may be, in accordance with Section 1.4 above. In case of such termination, neither Party shall be liable to the other for any amount of whatsoever nature pursuant to this Memorandum of Agreement and the Master Power Purchase and Sale Agreement.

SECTION FOUR: CONFIDENTIALITY

4.1 All information, data, documents and papers exchanged between the Buyer and the Seller in relation to the preparation, negotiation and execution of this Memorandum of

Agreement and the Master Power Purchase and Sale Agreement shall be treated by the Parties in utmost confidentiality and shall not be divulged or shared with any third party, without the prior written consent of the other Party. The provisions of this Section 4.1 shall survive and continue in full force and effect for a period of three (3) years after the termination of this Memorandum of Agreement and the Master Power Purchase and Sale Agreement.

4.2 The Parties agree to keep this Memorandum of Agreement and the Master Power Purchase and Sale Agreement confidential and accordingly, neither Party may divulge the existence and contents of this Memorandum of Agreement and the Master Power Purchase and Sale Agreement to any third party without the prior written consent of the other Party. This obligation of confidentiality set forth in this Section 4.2 shall survive and continue in full force and effect for a period of three (3) years after the termination of this Memorandum of Agreement and the Master Power Purchase and Sale Agreement.

4.3 The provisions of this Section 4 do not apply to the extent the information under Section 4.1 and the existence and contents of this Memorandum of Agreement and the Master Power Purchase and Sale Agreement (collectively referred to as the “Confidential Information”) are required to be disclosed by or to any governmental, judicial or regulatory authority lawfully requesting or requiring such Confidential Information.

4.4 Notwithstanding anything to the contrary, a Party shall be entitled to disclose the Confidential Information to its directors, officers, employees and advisors who need to know such Confidential Information only for the purpose of directly carrying out its responsibilities under this Memorandum of Agreement and the Master Power Purchase and Sale Agreement and provided such parties have agreed to keep such Confidential Information confidential.

SECTION FIVE: GOVERNING LAW

5.1 This Memorandum of Agreement shall be governed by and construed in accordance with the laws of the Republic of the Philippines.

SECTION SIX: FURTHER ASSURANCES

6.1 The Parties hereto agree to cooperate with each other, and execute and deliver such other instruments and documents and take all such actions as may be necessary or desirable to consummate the transactions contemplated in this Memorandum of Agreement and the Master Power Purchase and Sale Agreement.

SECTION SEVEN: ASSIGNMENT

7.1 Neither Party shall assign this Agreement or its rights hereunder without the prior written consent of the other Party, which consent may be withheld in the exercise of its sole discretion; provided, however, (a) notwithstanding the foregoing provision, Buyer may, upon the consent of the Seller, which consent shall not be unreasonably withheld, assign this Agreement in whole or in part to Buyer’s Affiliate, the surviving corporation with or into which Buyer may merge or consolidate, or an entity to which Buyer transfers all, or substantially all, of its business and assets, and further provided, however, that any such assignee shall agree in writing to be bound by the terms and conditions hereof, and upon such assumption, the assignor shall be relieved of any further liability hereunder; and, (b) the Seller may, upon the consent of the Buyer, (i) transfer, sell, pledge, encumber or assign this Agreement or the accounts, revenues or proceeds hereof in connection with any financing or other financial arrangements, (ii) transfer or assign this Agreement to an affiliate of the Seller which affiliate’s creditworthiness is equal to or higher than that of the Seller, or (iii) transfer or assign this Agreement to any person or entity succeeding to all or substantially all of the assets whose creditworthiness is equal to or higher than that of the Seller; provided, further however, that in each such case, any such assignee shall agree in writing to be bound by the terms and conditions hereof, and upon any such assumption pursuant to (ii) or (iii) above, the assignor shall be relieved of any further liability hereunder.”

IN WITNESS WHEREOF, the Parties have executed this Memorandum of Agreement as of the day and year first written above.

/s/ C. R. Leal	9/06/06
Cypress Manufacturing Ltd. - Philippine Branch(Buyer)
Gateway Business Park, SEPZ,
Brgy. Javalera, Gen. Trias
Cavite 4107 Philippines

/s/ Edna Cuyo-Auxtero	9/6/06
Cypress Manufacturing Ltd. - Philippine Branch(Buyer)
Gateway Business Park, SEPZ,
Brgy. Javalera, Gen. Trias
Cavite 4107 Philippines

/s/ John A. Becker	9/6/06
GNPower Ltd. Co. (Seller)
1905 Orient Square Building
Don Francisco Ortigas Jr. Road
Ortigas Center
Pasig City 1605

ACKNOWLEDGMENT

REPUBLIC OF THE PHILIPPINES) SS

CITY	OF PASIG ) SS

BEFORE ME, a Notary Public for and in the City of Pasig, Metro Manila, Philippines, this      day of                      2006, personally appeared the following:

NAME	COMM. TAX CERT. /PASSPORT	DATE/PLACE ISSUED
JOHN A. BECKER (In his capacity as Sr. Vice President and COO of GNPower Ltd. Co. )

GNPOWER LTD. CO.	TIN # 202920663000	07-27-99 / B.I.R. Pasig City

CONRADO R. LEAL (In his capacity as Vice President & Managing Director of Cypress Manufacturing Ltd. - Philippine Branch)

EDNA CUYO-AUXTERO (In her capacity as Finance Director of Cypress Manufacturing Ltd. - Philippine Branch)

CYPRESS MANUFACTURING LTD. - PHILIPPINE BRANCH	TIN # 214069856000	10-26-01 / Cavite

all known to me to be the same persons who executed the foregoing MASTER POWER PURCHASE AND SALE AGREEMENT for and in behalf of their respective corporations/companies, and they acknowledged to me that the same are their free and voluntary acts and deeds as well as that of their respective corporation/companies, and that they are duly authorized to sign, execute and deliver the same.

This instrument consists of                      pages including this page wherein the Acknowledgment is written and all pages are signed/initialed by both parties and their instrumental witnesses.

IN WITNESS WHEREOF, I hereby set my hand and affixed my notarial seal at the plate and on the date first above written.

Notary Public

Doc. No.                 ;

Page No.                 ;

Book No.                 ;

Series of 2006.

ANNEX A

CERTIFICATION

WE, the undersigned, American citizens, of legal age, and with office address at 1905 Orient Square Building, Don Francisco Ortigas Jr. Road, Ortigas Center, Pasig City 1605, Metro Manila Philippines, after having sworn in accordance with law, hereby depose and say that:

We are the incumbent members of the Executive Committee of GNPOWER LTD. CO., a limited partnership duly organized and existing in accordance with the laws of the Republic of the Philippines, and with principal office address at 1905 Orient Square Building, Don Francisco Ortigas Jr. Road, Ortigas Center, Pasig City 1605, Metro Manila Philippines.

At the special meeting of the Executive Committee of the GNPOWER LTD. CO., held at Ortigas Center, Pasig City on August 8, 2006, during which a quorum was present and acting throughout, the following resolution was unanimously approved and adopted, to wit:

Resolution No.

“RESOLVED, as it is hereby resolved, that GNPOWER LTD. CO. be as it is hereby empowered and authorized to enter into a Memorandum of Agreement (MOA) and Master Power Purchase and Sale Agreement for the purpose of supplying its customers with environmentally clean electric power commencing upon completion of its project;”

“RESOLVED, FURTHER, as it is hereby resolved, that GNPOWER LTD. CO. be as it is hereby empowered and authorized to enter into a Memorandum of Agreement (MOA) and Master Power Purchase and Sale Agreement (final copies attached) with CYPRESS MANUFACTURING LTD. – PHILIPPINE BRANCH, a domestic corporation duly organized under Philippine Law, with principal office at Gateway Business Park SEPZ, Barangay Javalera, Gen Trias, Cavite 4107 Philippines, to be represented by its Vice President and Managing Director, Mr. Conrado R. Leal and its Finance Director, Ms. Edna Cuyo-Auxtero (known as the “Customer”);”

“RESOLVED, FURTHER, that acting singly to wit:

Name	Position
John A. Becker Sr.	Vice-President & COO

(“the Representative”), be as he is hereby empowered and authorized to do the following acts on behalf of the Partnership:

1. To execute, sign, deliver and perform for and on behalf of the Partnership, the above-mentioned Memorandum of Agreement (MOA) and Master Power Purchase and Sale Agreement and the necessary documents or agreements relative to the transaction, under such terms and conditions as the Representative may deem fit, including notices and instructions that may be required or permitted under the terms of such agreements;

2. To execute, deliver, perform any and all acts, documents, instruments as may be necessary or required to give full force and effect to foregoing authorized acts.”

“RESOLVED, FURTHER, that the Partnership hereby ratifies and confirms all that the Representative may lawfully do or cause to be done under and by virtue of these presents;

“RESOLVED, FURTHER, that the foregoing resolutions shall remain valid and subsisting unless otherwise revoked or amended in writing by the Partnership copy of which is, duly served upon the Customer.”

“RESOLVED, FINALLY, that the representative is hereby empowered and authorized to advise the Customer of these resolutions.”

IN WITNESS WHEREOF, I have signed this certification on this 18th day of August, 2006 at Pasig City.

/s/ John A. Becker	/s/ Daniel E. Chalmers
JOHN A. BECKER	DANIEL E. CHALMERS
Sr. Vice-President and COO	Chairman and President

/s/ Darrah-Jean D. Punzalan
DARRAH-JEAN D. PUNZALAN
Secretary

SUBSCRIBED AND SWORN to before me this      day of                     , 2006, affiants exhibiting to me their Community Tax Certificates (CTC) – Daniel E. Chalmers with CTC No. 21803518 issued on January 17, 2006 at Pasig City, John A. Becker with US Passport No. US Passport No. 710494721 issued on February 18, 2004 at the US Embassy Manila and Darrah-Jean D. Punzalan with CTC No. 21803521 issued on January 17, 2006 at Pasig City.

Notary Public

Until

Doc. No.                     ;

Page No.                     ;

Book No.                     ;

Series of 2006.

2

ANNEX B

ACTION BY UNANIMOUS WRITTEN CONSENT OF THE BOARD OF DIRECTORS

OF CYPRESS MANUFACTURING LTD.

AUGUST 22, 2006

WHEREAS, it is deemed in the best interests of Cypress Manufacturing Ltd. (the “Company”) that the following actions be taken by its board of directors (the “Board”) pursuant to this unanimous written consent:

Alternative Power Supply for CML: Power Supply Agreement with GNPOWER LTD. CO.

WHEREAS, Manila Electric Company (Meralco), current supplier of electricity to Cypress Manufacturing Co. Limited (CML), a Philippines branch of the Company, has informed CML that it expects a shortage of electricity power in 2010; and

WHEREAS, in order to avoid the potential consequences of said power shortage, and to negotiate a more favorable purchase price for CML’s electricity supply, CML intends to enter into the Memorandum of Agreement (with the Master Power Purchase and Supply Agreement attached as Annex C) with GNPower Ltd. Co. (GNP); and

WHEREAS, the Board believes it is in CML’s best interest and in the Company’s overall best interest to enter into said agreements with GNPower Ltd. Co. with the pertinent terms as follows:

Memorandum of Agreement: The purpose of the Memorandum of Agreement is to enable GNP secure funding for building the power generating plant. The Master Power Purchase and Supply Agreement is to enable GNP currently power purchase commitments upon the completion of the building of the power plant. GNP anticipates the completion of the power plant and the commencement of the sale of power between 2010 and 2012.

Key Terms of the Master Power Purchase and Supply Agreement:

•	Term: 15 years beginning upon completion of the power generation facility. CML is obligated to take the electricity and make the contract payments for the full 15-year term.

•	There are no up-front payments. Over the 15-year life of the contract, the total payments are projected to be $42M (at the 2010 rate) to $47M (assuming a 5%/yr increase in coal costs)

•	Quantity: 35M KWh/year.

•	Cost: The rate in 2010 is $0.078/KWh based on contracted purchase level. Amount includes $0.025 energy fee that fluctuates with fuel cost. Contract cost excludes transmission/distribution costs.

•	Transferability: We are currently negotiating an assignment clause so CML may, with the consent of GNP (which consent shall not be unreasonably withheld), assign contract to a third party buyer.

•	Spot Market Sale Option: CML can instruct GNP to sell any excess electricity into the spot market. Sale proceeds will be netted against CML’s commitment.

NOW, THEREFORE, BE IT HEREBY RESOLVED, that pursuant to applicable law, the undersigned, being all of the Directors of the Company, hereby consent to and approve the signing of the Memorandum of Agreement and the Master Power Purchase Agreement as attached hereto, by CML, with any changes deemed necessary by Company’s management.

Omnibus

RESOLVED, that the officers of the Company are, and each acting alone is, hereby authorized to do and perform any and all such acts, including execution of any and all documents and certificates, as such officers shall deem necessary or advisable, to carry out the purposes and intent of the foregoing resolutions and that any and all actions taken by the officers of the Company prior to the date hereof in furtherance of the foregoing resolution are hereby approved, ratified and confirmed in all respects.

IN WITNESS WHEREOF, the parties have duly executed this Action by Unanimous Written Consent of the Board of Directors of Cypress Manufacturing Ltd. as of the day and year first set forth above. This action may be signed in one or more counterparts, each of which is an original, and all of which, together, shall be deemed one instrument.

/s/ Emmanuel Hernandez
Emmanuel Hernandez

/s/ Neil Weiss
Neil Weiss

ANNEX C

MASTER POWER PURCHASE AND SALE AGREEMENT

This Master Power Purchase and Sale Agreement is made and executed as of the date and at the place specified in Schedule 1, by and between:

GNPOWER LTD. CO., a duly registered limited partnership organized under Philippine Law, with principal office at 1905 Orient Square Building, Don Francisco Ortigas Jr. Road, Ortigas Center, Pasig City 1605, Metro Manila, Philippines and represented herein by its Senior Vice President, Mr. John Anthony Becker who is duly authorized to enter into this Agreement by a Resolution, a copy of which is hereto attached as Annex A hereinafter referred to as the “Seller,”

and

The Party identified in Schedule 1 as the “Buyer,” with principal office address as set out in Schedule 1, represented by the individual who is duly authorized to enter into this Agreement by a Resolution, a copy of which is hereto attached as Annex B and hereinafter referred to as the “Buyer”.

Each of the Seller and the Buyer are hereinafter individually referred to as a “Party”, and together, as the “Parties”.

RECITALS:

A. The Seller will build, own and operate an electric power generation facility (the “Facility”), to be located near Mariveles, Bataan, for the purpose of supplying its customers with environmentally clean electric power commencing in 2010 (the “Project”).

B. Seller desires to supply and sell to the Buyer, and the Buyer desires to receive and purchase from the Seller, the Product (as defined herein).

NOW, THEREFORE, for and in consideration of the premises and the covenants herein contained, the Parties hereby agree as follows:

ARTICLE ONE: GENERAL DEFINITIONS

1.1 “Affiliate” means, with respect to any person, any other person (other than an individual) that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person. For this purpose, “control” means the direct or indirect ownership of fifty percent (50%) or more of the outstanding capital stock or other equity interests having ordinary voting power.

1.2 “Agreement” means this Master Power Purchase and Sale Agreement.

1.3 “Agreement Termination Date” means the date that is one hundred eighty (180) months, unless extended pursuant to Sections 2.4 or 2.5, from the date specified in the Delivery Period Commencement Date Notice as set forth in Schedule 1, or January 1, 2012, if the Seller has not provided the Buyer with the Delivery Period Commencement Date Notice by January 1, 2012, or such later date as the Parties may agree to in writing.

1.4 “Applicable Laws” means any and all applicable laws, regulations, codes, directives, judgments, decrees, orders or interpretations of any court, arbitrator or governmental agency or authority and any valid waivers, exemptions, variances, permits, licenses, authorizations, orders, consents or conditions of or from, in any such case, any governmental instrumentality, court or other entity having jurisdiction over the sale of electricity contemplated by this Agreement and the performance of the obligations of each Party to be performed hereunder, including all consents, licenses, registrations and permits required to be issued pursuant thereto by any governmental instrumentality or agency for or in respect of the transactions contemplated hereby.

1.5 “Bankrupt” means with respect to any entity, such entity when it: (i) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar law, or has any such petition filed or commenced against it; (ii) makes an assignment or any general arrangement for the benefit of creditors; (iii) otherwise becomes bankrupt or insolvent (however evidenced); (iv) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets; or (v) is generally unable to pay its debts as they fall due.

1.6 “Business Day” means any day except a Saturday, Sunday or an official non-working holiday in the Philippines. A Business Day shall open at 8:00 a.m. and close at 5:00 p.m. local time for the relevant Party’s principal place of business. The relevant Party, in each instance unless otherwise specified, shall be the Party from whom the notice, payment or delivery is being sent and by whom the notice or payment or delivery is to be received.

1.7 “Capacity Factor” means, with respect to the Buyer’s purchases from the Seller during any Billing Period, the number derived from dividing (i) the actual quantity of the Product made available by the Seller to be purchased and received by the Buyer at the Delivery Point, by (ii) the quantity of the Product (a) that could have been made available by the Seller to be purchased and received by the Buyer if the Contracted Capacity was utilized continuously during the Billing Period LESS (b) the quantity of the Product not available for delivery due to any Scheduled Outages and Unscheduled Outages during the Billing Period computed as set forth in Schedule 2.

1.8 “Capacity Fee” means the component of the Contract Price allocated to pay for the cost, as well as the operations and maintenance, of the Facility and is designated as the Capacity Fee in Schedule 1 as such may be adjusted from time to time based on the Buyer’s Capacity Factor.

1.9 “Claims” means all third party claims or actions, threatened or filed and, whether groundless, false, fraudulent or otherwise, that directly or indirectly relate to the subject matter of an indemnity, and the resulting losses, damages, expenses, attorneys’ fees and court costs, whether incurred by settlement or otherwise, and whether such claims or actions are threatened or filed prior to or after the termination of this Agreement.

1.10 “Contract Price” means the price in Dollars (as adjusted in accordance with Schedule 1) to be paid by the Buyer to the Seller for the purchase of the Product, as specified herein. The Contract Price is comprised of the relevant Capacity Fee and Energy Fee.

1.11 “Contract Year” means the period commencing on the date specified by the Seller to the Buyer in a Delivery Period Commencement Date Notice and ending on May 31 of the then current calendar year (or the next calendar year, if such Delivery Period should begin after May 31), and thereafter each period commencing on June 1 and ending on May 31 (or on the Agreement Termination Date in the final Contract Year).

1.12 “Contracted Capacity” means the contractual upper limit on the capacity of the Facility that the Buyer can demand at any hour expressed in kilowatts as set forth in Schedule 1.

1.13 “Delivery Period” means the period of delivery of the Product as specified in Schedule 1. The Delivery Period shall commence on the date specified by the Seller to the Buyer in a Delivery Period Commencement Date Notice and shall continue up to and including the Delivery Period Expiration Date specified in Schedule 1; provided, however, that the commencement of the Delivery Period shall not occur any earlier than thirty (30) days following the Buyer’s receipt of the Delivery Period Commencement Date Notice.

1.14 “Delivery Period Commencement Date Notice” means the written notice to be provided by the Seller to the Buyer through which the Seller shall indicate to the Buyer the commencement of the first Delivery Period.

1.15 “Delivery Period Expiration Date” means the date specified as the final day of deliveries for the relevant Delivery Period specified in Schedule 1 hereto, as such shall be extended pursuant to Section 7.1, if applicable, or such other date as the Parties may agree to in writing.

1.16 “Delivery Point” means the point at which the Product will be delivered and received, and where title to, and risk in respect of, the Product shall pass to the Buyer, as specified in Schedule 1.

1.17 “Distribution Agreement” means an agreement with a relevant Distribution Utility for the provision of distribution services to enable the Product to be delivered from the Delivery Point to the Receiving Point.

1.18 “Distribution Utility” means any entity transporting the Product on behalf of the Buyer from the Delivery Point, pursuant to a Distribution Agreement.

1.19 “Dollars” or “$” or “USD” means the monetary currency of the United States of America.

1.20 “Effective Date” means the date specified as the “Effective Date” in Schedule 1 hereto or such other date as the Parties may agree to in writing.

1.21 “Energy Fee” means the component of the Contract Price allocated to pay for the fuel, including Governmental Charges, designated as the Energy Fee in Schedule 1 as adjusted from time to time due to changes in the delivered price of fuel.

1.22 “Equitable Defenses” means any bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally, and with regard to equitable remedies, the discretion of the court before which proceedings to obtain the same may be pending.

1.23 “Equivalent Hour” means an hour the Facility is unable to produce sufficient electricity, whether due to a Scheduled Outage or an Unscheduled Outage, multiplied by the percentage of the Contracted Capacity that was unavailable during such hour.

1.24 “ERC” means the Energy Regulatory Commission or any successor government agency with similar responsibilities.

1.25 “Force Majeure” means an event or circumstance which prevents one Party from performing its obligations hereunder, which event or circumstance was not within the reasonable control of, or the result of the negligence of, the Claiming Party, and which, by the exercise of due diligence, the Claiming Party is unable to overcome or avoid or cause to be avoided. Without limiting the generality of the foregoing, “Force Majeure” shall include:

(a)	acts of God;

(b)	acts of war or the public enemy, whether war be declared or not, invasion, armed conflict or act of foreign enemy, blockade, embargo, revolution, public disorders, insurrection, rebellion, civil commotion, act of terrorism, explosion, sabotage, arson, riots and violent demonstrations;

(c)	strikes, labor disputes, in any such case which are widespread, nationwide, or directed only at a Party (provided, in the case of a strike directed at a Party, such Party is using reasonable efforts to overcome such strike and it could not reasonably have been avoided or prevented);

(d)	floods, tidal waves, tsunamis, fires, earthquakes, typhoons and other natural calamities;

(e)	expropriation, requisition, confiscation, nationalization or other compulsory acquisition, export or import restriction by any governmental authorities, closing of harbors, docks, canals or other assistance to or adjuncts of the shipping or navigation of or within any place, rationing or allocation, whether imposed by law, decree or regulation by, or by compliance of industry at the insistence of, any governmental authority;

(f)	arbitrary or capricious or unreasonable denial, conditioning, variation, termination or voiding of, or failure or delay in granting or renewing, any governmental authorization required for such Party’s performance of its material obligations hereunder, notwithstanding such Party’s due application therefore and diligent efforts to obtain the same;

(g)	a change in Applicable Laws in force from time to time after the date hereof;

(h)	the inability of the Seller to purchase electricity for delivery to the Buyer due to the unavailability of electricity in the wholesale electricity spot market; and,

(i)	a grid-wide transmission system failure.

Without limiting the generality of the foregoing, “Force Majeure” shall not include:

(a)	mechanical and electrical breakdown or failure of equipment, machinery or plant owned or operated by either Party due to the manner in which such equipment, machinery or plant has been operated or maintained (whether or not by such Party);

(b)	the Seller finding another market for the Product at a price greater than the Contract Price;

(c)	the Buyer losing its markets;

(d)	the Buyer having the opportunity to buy the Product at a price lower than the Contract Price;

(e)	the Buyer’s inability economically to use or resell the Product purchased hereunder; and,

(f)	without prejudice to Section 2.5, the Buyer’s inability to use or receive the Product as a result of a failure by a Transmission Utility and/or a Distribution Utility, as the case may be, to perform its obligations under a relevant Transmission Agreement and/or Distribution Agreement including those due to any localized transmission line outages.

1.26 “Interest Rate” means, for any date, the lesser of (a) the per annum rate of interest equal to the prime lending rate prevailing in the United States of America as may from time to time be published in The Wall Street Journal under “Money Rates” on such day (or if not published on such day on the most recent preceding day on which published), plus two percent (2%) and (b) the maximum rate permitted by applicable law, if any.

1.27 “Minimum Capacity Factor” means the Capacity Factor set forth in Schedule 1 used to compute the minimum amount of the Product, for each Billing Period of a Contract Year, the Buyer is obligated to receive and purchase hereunder unless excused by Force Majeure. The Minimum Capacity Factor for a Billing Period during any Contract Year may be adjusted by the Seller for any planned outage of a Buyer’s facility; provided, however, that the Buyer shall remain obligated to purchase the Minimum Quantity during the Contract Year.

1.28 “Minimum Quantity” means the minimum amount of kilowatthours, as set forth in Schedule 1, that the Seller agrees herein to make available to sell and deliver, or cause to be delivered, to the Buyer, and that the Buyer agrees herein to purchase and receive, or cause to be received, from the Seller. The Minimum Quantity during the first and last Contract Year of a Delivery Period shall be adjusted pro rata depending on the date specified in the Delivery Period Commencement Date Notice. The Minimum Quantity, while stated as an amount of kilowatthours for each Contract Year of a Delivery Period, shall be subject to actual delivery pursuant to a schedule, updated at least annually, to be agreed between the Parties, which shall reflect an allocation for any planned outages of the Buyer’s facility as well as Seller’s Scheduled Outages and Unscheduled Outages and partial load operations throughout each Contract Year of a Delivery Period during which reduced or no deliveries will be available to the Buyer, and which schedule shall be approved by the relevant governmental authorities, including those entities having jurisdiction over the electricity market such as the Philippine Electricity Market Corporation, the Market Operator and the System Operator, and which by reference shall form an integral part of this Agreement.

1.29 “Pesos” or “PhP” means the monetary currency of the Republic of the Philippines.

1.30 “Potential Event of Default” means an event which, with notice or passage of time or both, would constitute an Event of Default.

1.31 “Product” means electric capacity, contracted on a variable Capacity Factor basis, together with energy, as specified in Schedule 1 hereto or as otherwise agreed by the Parties.

1.32 “Receiving Point” means the point at which the Product is delivered to the Buyer by, and received by the Buyer from, the Transmission Utility and/or Distribution Utility, as the case may be, as specified in Schedule 1.

1.33 “Schedule” or “Scheduling” means the actions of Seller, Buyer and/or their designated representatives, including each Party’s Transmission Utility and/or Distribution Utility, as the case may be, and if applicable, the Wholesale Electricity Spot Market including the Market Operator and the System Operator, of notifying, requesting and confirming to each other the quantity of the Product to be delivered on any given day during the Delivery Period.

1.34 “Scheduled Outage” means the partial or complete shutdown of the Facility, for planned inspection or maintenance, in accordance with an advance schedule.

1.35 “Transmission Agreement” means an agreement with a Transmission Utility for the provision of transmission services to enable the Product to be delivered from the Delivery Point to the Receiving Point.

1.36 “Transmission Utility” means an entity transporting the Product on behalf of the Buyer from the Delivery Point pursuant to a Transmission Agreement.

1.37 “Unscheduled Outage” means the partial or complete shutdown of the Facility due to unplanned or emergency events.

ARTICLE TWO: OBLIGATIONS AND DELIVERIES

2.1 Seller’s and Buyer’s Obligations. Subject to the terms and conditions of this Agreement, the Seller shall, during the term of this Agreement, sell and deliver, or cause to be delivered, whether (at the Seller’s sole discretion) sourced from the Facility or from other electricity generators, and the Buyer shall purchase and receive, or cause to be received, the Minimum Quantity of the Product at the Delivery Point, and the Buyer shall pay the Seller the Contract Price. The Buyer shall be responsible for any Governmental Charges imposed on or associated with the Product at, before or after the Delivery Point, including the fuel utilized to generate the Product.

2.2 Scheduled Outages and Unscheduled Outages. The Seller is allowed Scheduled Outages not to exceed seven hundred twenty (720) Equivalent Hours for each Contract Year during which times reduced or no deliveries will be available to the Buyer. The Seller is likewise allowed Unscheduled Outages of five hundred four (504) Equivalent Hours for each Contract Year during which times reduced or no deliveries will be available to the Buyer. If the Seller exceeds the Equivalent Hours allowed for Unscheduled Outages in any Contract Year, it shall be permitted to credit any unutilized Equivalent Hours to Scheduled Outages. Conversely, if the Seller exceeds the Equivalent Hours allowed for Scheduled Outages in any Contract Year, it shall be permitted to credit any unutilized Equivalent Hours to Unscheduled Outages. Unutilized Equivalent Hours for either Scheduled Outages or Unscheduled Outages in any Contract Year cannot be carried forward to subsequent Contract Years.

During any Scheduled Outage or Unscheduled Outage the Seller, in consultation with the Buyer, shall use its best efforts to negotiate on behalf of the Buyer for the supply and delivery of the Product for a price as close as possible to the Contract Price with third parties (including the Wholesale Electricity Spot Market). If the Buyer agrees to the negotiated price, including WESM Charges, if any, and any applicable transaction and administrative charges for arranging this alternative supply, it shall take and pay for such quantity regardless of whether the price, including WESM Charges, if any, and any applicable transaction and administrative charges, is higher or lower than the Contract Price. The Buyer, however, has no obligation to agree to the price negotiated by the Seller and is permitted to procure its own supply of the Product during any Scheduled Outage or Unscheduled Outage. If the Seller, despite its best efforts, is unable to arrange for this alternative supply, it shall have no further liability to the Buyer for such quantity. Quantities of the Product purchased by the Buyer during any Scheduled Outage or Unscheduled Outage, regardless of whether such quantities were arranged by the Seller or the Buyer, shall not constitute part of the Minimum Quantity.

If during any Contract Year the total Equivalent Hours for both Scheduled Outages and Unscheduled Outages exceeds one thousand two hundred twenty-four (1,224) then, unless excused by Force Majeure, the Seller shall procure from third parties (including the Wholesale Electricity Spot Market) at its cost, and deliver the contracted quantities of the Product to the Buyer and the Buyer shall be obligated to pay only the Contract Price to the Seller for such quantities.

2.3 Transmission and Scheduling. The Seller shall arrange and be responsible for transmission service to the Delivery Point and shall Schedule or arrange for Scheduling services with the Transmission Utility and/or Distribution Utility, as the case may be, pursuant to a relevant Transmission Agreement and/or Distribution Agreement, as specified by the Parties, or in the absence thereof, in accordance with the practice of the Transmission Utility and/or Distribution Utility, as the case may be, to deliver the Product from the Delivery Point to the Receiving Point. The Buyer shall bear the cost of such transmission service from the Delivery Point up to the Receiving Point including the cost of any electric losses incurred in such transmission.

2.4 Force Majeure. To the extent either Party is prevented by Force Majeure from carrying out, in whole or part, its obligations under this Agreement and such Party (the “Claiming Party”) gives notice and details of the Force Majeure to the other Party as soon as practicable, then the Claiming Party shall be excused from the performance of its obligations herein (other than the obligation to make payments then due or becoming due with respect to performance prior to the Force Majeure). During the Force Majeure event, the non-Claiming Party shall likewise be relieved of its obligations to the Claiming Party, but only those obligations corresponding to the performance of the Claiming Party excused by such Force Majeure event.

The Claiming Party shall always attempt to remedy the Force Majeure with all reasonable dispatch. However, if the duration of any Force Majeure event exceeds or is expected by the Claiming Party to exceed 180 days, then the Parties shall meet and discuss any appropriate action required with the objective of maintaining, to the extent feasible, the rights and obligations of the Parties under this Agreement. If any Force Majeure exceeds or is expected by the Claiming

Party to exceed 360 days then this Agreement shall be terminated. For the avoidance of doubt, the Agreement Termination Date shall be extended, day for day, for the duration of any Force Majeure event.

2.5 Transmission/Distribution Failures. If the Buyer is not able to take the Product from the Delivery Point, or receive the Product at the Receiving Point, for causes attributable to any failure by the Transmission Utility and/or Distribution Utility, as the case may be, to transmit the Product (other than as a result of a system-wide or grid-wide blackout or service interruption), such event shall not excuse the Buyer from paying the Contract Price for the quantity of the Product otherwise made available to the Buyer by the Seller. However, in such instances the Seller will exert its best efforts to cause a quantity of the Product, equal to the quantity of the Product not so taken or received by the Buyer, to be delivered to the Buyer before the Agreement Termination Date in accordance with a schedule to be agreed upon between the Seller and the Buyer. If the Seller is able to cause such quantity of the Product to be delivered, the Buyer shall not be required to pay the Contract Price for such Product upon actual delivery; provided, however, that if the cost of fuel for generating the Product at the time the Product was originally scheduled to be delivered to, but was not taken, or received by, the Buyer is lower than when the Product is actually delivered in accordance with this Section 2.5, the Buyer shall pay to the Seller an amount equal to such difference in the cost of fuel. If the Seller is unable to cause such quantity to be delivered before the Agreement Termination Date, the Seller shall extend the term of the Agreement for as long as necessary to deliver such quantity.

Instead of redelivering the quantity, the Buyer may instruct the Seller, before the end of the Billing Period during which the delivery failure occurred, to credit the Contract Price for such quantity with any net proceeds from the Wholesale Electricity Spot Market actually received by the Seller for such quantity (“Net Proceeds”). If the Net Proceeds are less than the Contract Price for such quantity, the Buyer shall pay the Seller any deficiency as set forth in the invoice for the relevant Billing Period. If the Net Proceeds are greater than the Contract Price for such quantity, any excess shall be credited to the Buyer in the invoice for the relevant Billing Period.

2.6 Spot Market Sale Option. The Buyer may, upon proper notification to the Seller and in compliance with all Applicable Laws, instruct the Seller to sell into the Wholesale Electricity Spot Market in any Billing Period, on behalf of the Buyer, some or all of the Minimum Quantity in any Contract Year subject, at all times, to the Contracted Capacity and Minimum Capacity Factor as set forth in Schedule 1. The Buyer is obligated to pay to the Seller the Contract Price for such quantities, as set forth in Schedule 1, but any proceeds from such sales into the Wholesale Electricity Spot Market will be paid to the Buyer or, if retained by the Seller, netted against amounts owed by the Buyer to the Seller; provided, however, the Buyer shall be responsible for all WESM Charges related to such spot market sales. Any request by the Buyer to sell electricity into the Wholesale Electricity Spot Market will be combined with all similar requests from other buyers, as well as any market operations of the Seller, and, in the event that the total quantity offered to the market cannot be sold, all parties’ quantities shall be reduced pro rata. Before the commencement of any spot market sales, the Buyer and the Seller shall establish a mutually acceptable protocol for executing such sales and determine any charges by Seller for conducting such sales through the WESM on the Buyer’s behalf.

2.7 Regulatory Approvals. The obligations of the Seller to sell and deliver the Product, or cause the Product to be delivered, to the Buyer hereunder are subject to the Seller having obtained all required governmental approvals and permits including, without limitation, any required approvals from the ERC or the Wholesale Electricity Spot Market. The Buyer and Seller acknowledge that, given the ongoing evolution of the Wholesale Electricity Spot Market and regulations governing the electricity market, there may be circumstances that require the Parties to amend this Agreement. Both Buyer and Seller hereby agree to fully cooperate to implement such amendments, especially as they relate to full compliance with Applicable Laws.

ARTICLE THREE: EVENTS OF DEFAULT; REMEDIES

3.1 Events of Default. An “Event of Default” shall mean, with respect to the relevant Party (such Party being, in respect of the Event of Default, a “Defaulting Party” and the other Party being the “Non-Defaulting Party”), any of the following Buyer Events of Default or Seller Events of Default:

3.1.1 A “Buyer Event of Default” shall mean, with respect to the Buyer, the occurrence of any one or more of the following:

(a)	the failure to make, when due, any payment to Seller required pursuant to this Agreement if such failure is not remedied within five (5) Business Days after Buyer’s receipt of written notice for such payment;

(b)	any representation or warranty made by the Buyer herein is false or misleading in any material respect when made or when deemed made or repeated and has a material adverse effect on the transactions contemplated by this Agreement;

(c)	the failure to perform any material covenant or obligation set forth in this Agreement if such failure is not remedied within five (5) Business Days after Buyer’s receipt of written notice thereof;

(d)	the Buyer consolidates or amalgamates with, or merges with or into, or transfers all or substantially all of its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer, the resulting, surviving or transferee entity fails to assume all the obligations of the Buyer under this Agreement to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the Seller; and,

(e)	the Buyer becomes Bankrupt or there occurs and is a continuation of (i) a default, event of default or other similar condition or event in respect of the Buyer under one or more agreements or instruments, individually or collectively, relating to indebtedness for borrowed money in an aggregate amount of not less than $10,000,000.00, which results in such indebtedness becoming, or becoming capable at such time of being declared, immediately due and payable or (ii) a default by the Buyer in making on the due date therefore one or more payments, individually or collectively, in an aggregate amount of not less than $1,000,000.00.

3.1.2 A “Seller Event of Default” shall mean, with respect to the Seller, the occurrence of one or more of the following:

(a)	the failure to make, when due, any payment to Buyer required pursuant to this Agreement if such failure is not remedied within five (5) Business Days after Seller’s receipt of written notice for such payment;

(b)	any representation or warranty made by the Seller herein is false or misleading in any material respect when made or when deemed made or repeated and has a material adverse effect on the transactions contemplated by this Agreement;

(c)	the failure by the Seller to perform any material covenant or obligation set forth in this Agreement, including delivering the Minimum Quantity at the Contract Price, if such failure is not remedied within five (5) Business Days after Seller’s receipt of written notice thereof; and,

(d)	the Seller consolidates or amalgamates with, or merges with or into, or transfers all or substantially all of its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer, the resulting, surviving or transferee entity fails to assume all the obligations of the Seller under this Agreement to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the Buyer.

3.2 Notice of Default. The Non-Defaulting Party may deliver a notice to the Defaulting Party specifying in reasonable detail the relevant Event of Default (the “Notice of Default”). If, within thirty (30) days after the receipt of the Notice of Default by the Defaulting Party, the Event of Default has not been remedied, the Non-Defaulting Party may terminate this Agreement and pursue any remedy available to it under this Agreement, at law or in equity. If an Event of Default with respect to a Defaulting Party shall have occurred and be continuing, the Non-Defaulting Party shall have the right to (i) designate a day, no earlier than the day such notice is effective and no later than thirty (30) days after such notice is effective, as an early termination date (“Early Termination Date”) to accelerate all amounts owing between the Parties and to liquidate and terminate this Agreement, (ii) withhold any payments due to the Defaulting Party under this Agreement and (iii) suspend performance.

3.3 Replacement Contract. If this Agreement is terminated due to a Buyer Event of Default, the Seller shall use its best efforts to secure a contract or series of contracts (each a “Replacement Contract”) with other third parties with a view to substituting a buyer or buyers for all or a portion of the remaining term of this Agreement for the Minimum Quantity of the Product the Buyer is obligated to purchase on terms as comparable as possible to this Agreement.

If the Seller is able to enter into such Replacement Contract(s), the Buyer shall pay to the Seller the sum of (i) the positive difference, if any, of the remaining gross receipts from the Capacity Fees in this Agreement less the comparable gross receipts from the Capacity Fees in the Replacement Contract(s), and (ii) the positive difference, if any, of the remaining total of the Minimum Quantity of the Product stated in this Agreement less the total of the Minimum Quantity of the Product stated in the Replacement Contract(s), multiplied by the highest Energy Fee over the twelve (12) months immediately preceding the Early Termination Date (the “Replacement Contract Payment”); provided, however, if the Seller is unable to enter into any Replacement Contract before the Early Termination Date, the Buyer shall pay to the Seller an amount equal to the total Contract Price for the remaining term of this Agreement calculated using the highest Capacity Fee and highest Energy Fee paid by the Buyer over the twelve (12) months immediately preceding the Early Termination Date .

The relevant period for the purposes of the calculation in this Section 3.3 shall be from the date the Event of Default occurred to the Agreement Termination Date.

3.4 Net Out. The Non-Defaulting Party may net out any or all amounts due to the Defaulting Party under this Agreement against all amounts that are due to the Non-Defaulting Party under this Agreement, so that all such amounts shall be netted out to a single liquidated amount (the “Termination Payment”) payable by one Party to the other.

3.5 Notice of Payment of Termination Payment. As soon as practicable after a liquidation, notice shall be given by the Non-Defaulting Party to the Defaulting Party of the amount of the Termination Payment and whether the Termination Payment is due to or due from the Non-Defaulting Party. The notice shall include a written statement explaining in reasonable detail the calculation of such amount. The Termination Payment shall be made by the Party that owes it within two (2) Business Days after such notice is effective.

3.6 Disputes With Respect to Termination Payment. If the Defaulting Party disputes the Non-Defaulting Party’s calculation of the Termination Payment, in whole or in part, the Defaulting Party shall, within two (2) Business Days of receipt of the Non-Defaulting Party’s calculation of the Termination Payment, provide to the Non-Defaulting Party a detailed written explanation of the basis for such dispute. If the Parties are unable to resolve this dispute within 30 days, either Party may refer the dispute to arbitration in accordance with Article Eight of this Agreement.

3.7 Suspension of Performance. Notwithstanding any other provision of this Agreement, if an Event of Default or Potential Event of Default shall have occurred and be continuing, the Non-Defaulting Party, upon written notice to the Defaulting Party, shall have the right (i) to suspend performance of its obligations under this Agreement, and (ii) to the extent an Event of Default shall have occurred and be continuing to exercise any remedy available at law or in equity.

ARTICLE FOUR: PAYMENT

4.1 Billing Period. The calendar month shall be the standard period for all payments under this Agreement (other than a Termination Payment). The Seller shall make the necessary arrangements with the Distribution Utility in order to incorporate the Contract Price into the monthly billings of the Distribution Utility to the Buyer.

4.2 Timeliness of Payment. All invoices under this Agreement shall be due and payable in accordance with the Distribution Utility’s invoice instructions. Any amounts not paid by the due date will be deemed delinquent and will accrue interest at the Interest Rate, such interest to be calculated from, and including, the due date to, but excluding, the date the delinquent amount is paid in full. In addition, the Buyer acknowledges that in the event the Buyer fails to pay in full the amounts due to be paid by it in accordance with the Distribution Utility’s invoice instructions, the Distribution Utility may, at the instruction of the Seller, cause a disconnection in the supply of electricity to the Buyer until all amounts due are paid in full.

4.3 Seller Direct Billing. In the event the Seller is unable to make the necessary arrangements with the Distribution Utility in accordance with Section 4.1 above, the Seller may directly bill the Buyer for the Contract Price in accordance with the following procedure:

(a)	Unless otherwise specifically agreed upon by the Parties, the calendar month shall be the standard period for all payments under this Agreement (other than a Termination Payment). As soon as practicable after the end of each month, the Seller will render to the Buyer an invoice for the payment obligations incurred hereunder during the preceding month.

(b)	Unless otherwise agreed by the Parties, all invoices under this Agreement shall be due and payable in accordance with the Seller’s invoice instructions on or before the tenth (10th) day after receipt of the invoice or, if such day is not a Business Day, then on the next succeeding Business Day. The Buyer will make payments by electronic funds transfer, or by other mutually agreed alternative method, to the account designated by the Seller. Any amounts not paid by the due date will be deemed delinquent and will accrue interest at the Interest Rate, such interest to be calculated from, and including, the due date to, but excluding, the date the delinquent amount is paid in full. In addition, the Buyer acknowledges that in the event the Buyer fails to pay in full the amounts due to be paid by it in accordance with the Seller’s invoice, the Transmission Utility and/or Distribution Utility, as the case may be, may, at the instructions of the Seller, cause a disconnection in the supply of electricity to the Buyer until all amounts due are paid in full.

4.4 Currency of Payment. The Buyer acknowledges that the Contract Price is denominated and payable in Dollars. However, this notwithstanding, the Buyer shall have the option of paying the Contract Price set out in the relevant invoice from the Distribution Utility, under Section 4.1, or from the Seller, under Section 4.3, in Pesos. If, in the event the Buyer makes any payment in Pesos, such payment, when converted into Dollars at the rate of exchange on the date such payment is actually received by the Seller, does not exactly equal the amount due under the terms of this Agreement, then (i) the Buyer shall be liable to pay the Seller the amount of any resulting underpayment, which amount of underpayment may, at the Seller’s option, be included in subsequent invoices to the Buyer and (ii) the Seller shall be liable to pay the Buyer the amount of any resulting overpayment, which amount of overpayment shall be included, as a credit, in subsequent invoices to the Buyer. For the purpose of this Section 4.4, “rate of exchange” means the rate at which the Seller is able, on the relevant date, to purchase Dollars with Pesos, which rate shall not be less than the average conversion rate for Pesos to Dollars posted by the three largest (by combined capital and surplus) commercial banks in the Republic of the Philippines, and which shall take into account any premium and other costs of exchange.

4.5 Other Billing Procedures. The Buyer and Seller acknowledge that, given the ongoing evolution of the Wholesale Electricity Spot Market, there may be more desirable and efficient billing procedures established in the future. Both Buyer and Seller agree to cooperate to implement such procedures if they are found to be mutually beneficial.

ARTICLE FIVE: LIMITATIONS

5.1 Limitation of Remedies, Liability and Damages. EXCEPT AS SET FORTH HEREIN, THERE IS NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY AND ALL IMPLIED WARRANTIES ARE DISCLAIMED. THE PARTIES CONFIRM THAT THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS AGREEMENT SATISFY THE ESSENTIAL PURPOSES HEREOF. FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, THE OBLIGOR’S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN, THE OBLIGOR’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY HEREIN PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN QUASI-DELICT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO

DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.

ARTICLE SIX: GOVERNMENTAL CHARGES AND WESM CHARGES

6.1 Cooperation. Each Party shall use reasonable efforts to implement the provisions of and to administer this Agreement in accordance with the intent of the Parties to minimize all taxes and charges, so long as neither Party is materially adversely affected by such efforts and provided the same is not contrary to law.

6.2 Governmental Charges. All value added taxes, sales taxes, goods and services taxes, excise taxes, import duties, stamp taxes and similar taxes imposed by any government authority (“Governmental Charges”) on or with respect to the Product, including taxes on fuel purchased by the Seller to generate electricity pursuant to this Agreement, or the transactions contemplated by this Agreement, shall be for the account of the Buyer. The Seller’s own income taxes, property taxes and local business taxes are for its account. In the event the Seller is required by Applicable Laws to remit or pay any such Governmental Charges, such amounts will be set forth in the invoice for the next subsequent Billing Period and shall be due and payable by the Buyer according to the provisions of Article Four.

6.3 Governmental Charges as of the Effective Date. The Governmental Charges that are included in the Contract Price as of the Effective Date are:

6.3.1	Excise Tax of US$0.20 per ton of fuel (coal).

6.3.2	Import Duty of 7.0% of the CIF (Cost, Insurance and Freight) price of fuel (coal)

Any changes to these Governmental Charges, upward or downward, or the imposition of additional Governmental Charges will affect the Contract Price invoiced to the Buyer.

6.4 WESM Charges. All line rental charges, market fees and other similar fees imposed by the Wholesale Electricity Spot Market (“WESM Charges”) on or with respect to the Product shall be for the account of the Buyer. WESM Charges have not been finalized and are not yet included in the Contract Price therefore any subsequent imposition of WESM Charges will increase the Contract Price invoiced to the Buyer.

ARTICLE SEVEN: MISCELLANEOUS

7.1 Term of Agreement. This Agreement shall be binding upon the Parties from the Effective Date up to, and including, the Agreement Termination Date unless otherwise earlier terminated by either Party in accordance with this Agreement; provided, however, that such termination shall not affect or excuse the performance of either Party under any provision of this Agreement that by its terms survives any such termination. If the Delivery Period Expiration Date is earlier than the Agreement Termination Date, then the Seller, upon no less than 180 days’ notice to the Buyer, shall extend the Delivery Period for 60 months, provided, however, (a) if the Minimum Quantity in the Contract Year immediately preceding the notice to the Buyer exceeded

50% of the Buyer’s total electricity consumption for such period, then the Buyer may elect to reduce the Minimum Quantity to such 50% level for the next 60 month Delivery Period, and (b) if the Buyer and Seller agree that the quantity, type and terms of electricity procured by the Buyer from or through the Distribution Utility is comparable to the Product, and the average of the Contract Price over the Contract Year immediately preceding the notice to the Buyer is higher than the average price for such electricity, then the Seller shall reduce its price for the next 60 month Delivery Period to the price for such comparable electricity. For the avoidance of doubt, the Buyer is obligated by this Agreement to purchase electric capacity and energy from the Seller for 180 months from the date specified in the Delivery Period Commencement Notice subject only to possible adjustments to the Contract Price and Minimum Quantity specified in this Section 7.1 and Schedule 1. In no event shall the sum of all the Delivery Periods exceed 180 months unless required by Sections 2.4 or 2.5 or otherwise agreed to by the Parties.

7.2 Representations and Warranties. Commencing on the Effective Date, each Party represents and warrants to the other Party that:

(a)	it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

(b)	it has all regulatory authorizations necessary, except those procured or renewed in the normal course of business, for it to legally perform its obligations under this Agreement;

(c)	the execution, delivery and performance of this Agreement are within its powers, have been duly authorized by all necessary action and do not violate any of the terms and conditions in its governing documents, any contracts to which it is a party or any law, rule, regulation, order or the like applicable to it; and,

(d)	this Agreement and each other document executed and delivered in accordance with this Agreement constitutes its legally valid and binding obligation enforceable against it in accordance with its terms, subject to any Equitable Defenses.

7.3 Title and Risk of Loss. Title to and risk of loss related to the Product shall transfer from Seller to Buyer at the Delivery Point. The Seller warrants that it will deliver to the Buyer the Product free and clear of all liens, security interests, claims and encumbrances or any interest therein or thereto by any person arising prior to the Delivery Point.

7.4 Indemnity. Each Party shall indemnify, defend and hold harmless the other Party from and against any Claims arising from or out of any event, circumstance, act or incident first occurring or existing during the period when control and title to Product is vested in such Party as provided in Section 7.3. Each Party shall indemnify, defend and hold harmless the other Party against any Governmental Charges for which such Party is responsible under Article Six.

7.5 Assignment. Neither Party shall assign this Agreement or its rights hereunder without the prior written consent of the other Party, which consent may be withheld in the exercise of its sole discretion; provided, however, (a) notwithstanding the foregoing provision, the Buyer may, upon the consent of the Seller, which consent shall not be unreasonably withheld, assign this Agreement in whole or in part to Buyer’s Affiliate, the surviving corporation with or into which Buyer may merge or consolidate, or an entity to which Buyer transfers all, or substantially all, of its business and assets, and further provided, however, that any such assignee shall agree in writing to be bound by the terms and conditions hereof and (b) the Seller may, without the consent of the Buyer (i) transfer, sell, pledge, encumber or assign this Agreement or the accounts, revenues or proceeds hereof in connection with any financing or other financial arrangements, (ii) transfer or assign this Agreement to an affiliate of the Seller which affiliate’s creditworthiness is equal to or higher than that of the Seller, or, (iii) transfer or assign this Agreement to any person or entity succeeding to all or substantially all of the assets whose creditworthiness is equal to or higher than that of the Seller; provided, further however, that in each such case, any such assignee shall agree in writing to be bound by the terms and conditions hereof, and upon any such assumption pursuant to (ii) or (iii) above, the assignor shall be relieved of any further liability hereunder.

7.6 Governing Law. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED, ENFORCED AND PERFORMED IN ACCORDANCE WITH THE LAWS OF THE PHILIPPINES.

7.7 Notices. All notices, requests, statements or payments shall be made to the address specified below each Party’s signature at the end of this Agreement. Notices shall, unless otherwise specified herein, be in writing and may be delivered by hand delivery, Philippine mail, overnight courier service or facsimile. Notice by facsimile or hand delivery shall be effective at the close of business on the day actually received, if received during business hours on a Business Day, and otherwise shall be effective at the close of business on the next succeeding Business Day. Notice by overnight mail or courier shall be effective on the next Business Day after it was sent. A Party may change its addresses by providing notice of same in accordance herewith.

7.8 General. This Agreement (including the schedules and any written supplements hereto), constitutes the entire agreement between the Parties relating to the subject matter. Neither Party makes any representations or warranties hereunder except as expressly set forth herein. This Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties and shall not be construed against one Party or the other as a result of the preparation, substitution, submission or other event of negotiation, drafting or execution hereof. Except to the extent herein provided for, no amendment or modification to this Agreement shall be enforceable unless reduced to writing and executed by both Parties. This Agreement shall not impart any rights enforceable by any third party (other than a permitted successor or assignee bound to this Agreement). Waiver by a Party of any default by the other Party shall not be construed as a waiver of any other default. Any provision declared or rendered unlawful by any applicable court of law or regulatory agency or deemed unlawful because of a statutory change (individually or collectively, such events referred to as a “Regulatory Event”) will not otherwise affect the remaining lawful obligations that arise under this Agreement; and provided, further, that if a Regulatory Event occurs, the Parties shall use their best efforts to modify this Agreement in order to give effect to the original intention of the Parties. The term “including” when used in this Agreement shall be by way of example only and shall not be considered in any way to be in limitation. The headings used herein are for convenience and reference purposes only. All indemnity and audit rights shall survive the termination of this Agreement for twenty-four (24) months. This Agreement shall be binding on each Party’s successors and permitted assigns.

7.9 Audit. Each Party has the right, at its sole expense and during normal working hours, to examine the records of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to this Agreement. If requested, a Party shall provide to the other Party statements evidencing the quantity delivered at the Delivery Point. If any such examination reveals any inaccuracy in any statement, the necessary adjustments in such statement and the payments thereof will be made promptly and shall bear interest calculated at the Interest Rate from the date the overpayment or underpayment was made until paid; provided, however, that no adjustment for any statement or payment will be made unless objection to the accuracy thereof was made prior to the lapse of twelve (12) months from the rendition thereof, and thereafter any objection shall be deemed waived.

7.10 Confidentiality. Neither Party shall disclose the terms or conditions of this Agreement to a third party (other than the Party’s employees, lenders, counsel, accountants or advisors who have a need to know such information and have agreed to keep such terms confidential) except in order to comply with any applicable law, regulation, or any exchange, control area or independent system operator rule or in connection with any court or regulatory proceeding; provided, however, each Party shall, to the extent practicable, use reasonable efforts to prevent or limit the disclosure. The Parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with, this confidentiality obligation.

7.11 U.S. Foreign Corrupt Practices Act. The Parties agree to comply with the provisions of the United States Public Law 95-213, the Foreign Corrupt Practices Act of 1977, and any amendments thereto (the “FCPA”). The Parties specifically understand and agree that they shall not, contrary to the prohibitions set forth in the FCPA, make any offer, payment, promise to pay or authorization of the payment of any money, or make any offer, gift, promise to give, or authorization of the giving of anything of value, to any government official, any political party or official thereof, any candidate for political office, any official of any public organization, or any other person associated with the Buyer or its executives or officers related in any way with the transactions contemplated by this Agreement.

ARTICLE EIGHT: DISPUTE RESOLUTION

8.1 Executive Resolution. If any dispute or disagreement shall arise between the Parties in connection with or arising out of this Agreement, either Party may request in writing that the respective chief executive officers of the Seller and Buyer meet within ten (10) days and attempt to resolve the dispute. In the event such officers are unable to resolve such dispute within thirty (30) days after such notice, upon written request of either Party, such dispute shall be arbitrated pursuant to Section 8.2 below. Except as otherwise provided in this Agreement, any disagreement, dispute, controversy or claim arising out of or relating to this Agreement shall be settled exclusively and finally by commercial arbitration as provided below.

8.2 Commercial Arbitration. In the event that the Parties fail to resolve a dispute pursuant to Section 8.1 above, the Party initiating arbitration proceedings may request commercial arbitration. Within ten (10) days after receipt of such a request, each Party’s authorized representative shall confer with the other and attempt to agree upon appointment of a single arbitrator. If such agreement is not accomplished, either Party may request the International Chamber of Commerce to appoint an arbitrator familiar with the industry standards for international private power facilities in accordance with its Rules of Conciliation and Arbitration, which rules shall govern the conduct of the arbitration in the absence of contrary agreements by both Parties. The arbitrator shall conduct a hearing in Sydney, Australia, the language to be used shall be English, and within thirty (30) days thereafter, shall notify the Parties in writing of its decision stating separately findings of fact and determinations of law. The arbitrator shall not have the power to add to or amend this Agreement. The Parties exclude any right of application or appeal to any courts in connection with any question of law arising in the course of arbitration or with respect to any award made. Subject to such limitation, the decision of the arbitrator shall be final and binding, and the arbitrator shall be entitled to grant equitable awards compelling specific performance or restraining any actual or threatened breach of any material obligation of the Agreement. The decision of the arbitrator shall determine and specify how the expenses of the arbitration shall be allocated.

IN WITNESS WHEREOF, the Parties have executed this Master Power Purchase and Sale Agreement as of the day and year set out in Schedule 1.

/s/ C. R. Leal
Cypress Manufacturing Ltd. - Philippine Branch (Buyer)
Gateway Business Park, SEPZ,
Brgy. Javalera, Gen. Trias
Cavite 4107 Philippines

Phone:	812-8161
Facsimile:	433-0447

Attention:	Conrado R. Leal - Vice President & Managing Director

/s/ Edna-Cuyo Auxtero
Attention:	Edna-Cuyo Auxtero - Finance Director

/s/ John A. Becker
GNPower Ltd. Co. (Seller)
1905 Orient Square Building
Don Francisco Ortigas Jr. Road
Ortigas Center
Pasig City 1605

Phone:	638-4542
Facsimile:	638-4575

Attention:	Contract Administrator

/s/ Ariel P. Bunzalan	/s/ Agnes L. Macadangdang
Witness	Witness

ACKNOWLEDGMENT

REPUBLIC OF THE PHILIPPINES	) SS
CITY OF PASIG	) SS

BEFORE ME, a Notary Public for and in the City of Pasig, Metro Manila, Philippines, this      day of                      2006, personally appeared the following:

NAME	COMM. TAX CERT. /PASSPORT	DATE/PLACE ISSUED
JOHN A. BECKER
(In his capacity as Sr. Vice President and COO of GNPower Ltd. Co.)

GNPOWER LTD. CO.	TIN # 202920663000	07-27-99 / B.I.R. Pasig City

CONRADO R. LEAL (In his capacity as Vice President & Managing Director of Cypress Manufacturing Ltd. - Philippine Branch)

EDNA CUYO-AUXTERO (In her capacity as Finance Director of Cypress Manufacturing Ltd. - Philippine Branch)

CYPRESS MANUFACTURING LTD. - PHILIPPINE BRANCH	TIN # 214069856000	10-26-01 / Cavite

all known to me to be the same persons who executed the foregoing MASTER POWER PURCHASE AND SALE AGREEMENT for and in behalf of their respective corporations/companies, and they acknowledged to me that the same are their free and voluntary acts and deeds as well as that of their respective corporation/companies, and that they are duly authorized to sign, execute and deliver the same.

This instrument consists of                      pages including this page wherein the Acknowledgment is written and all pages are signed/initialed by both parties and their instrumental witnesses.

IN WITNESS WHEREOF, I hereby set my hand and affixed my notarial seal at the plate and on the date first above written.

Notary Public

Doc. No.                 ;

Page No.                 ;

Book No.                ;

Series of 2006.

SCHEDULE 1

• Name of Buyer:	CYPRESS MANUFACTURING LTD. - PHILIPPINE BRANCH

• Address:	Gateway Business Park, SEPZ, Brgy. Javalera

Gen. Trias, Cavite 4107 Philippines

• Effective Date:	September 6, 2006 (date of execution of Agreement)

•      Agreement Termination Date:                                                                       180 months from date specified in the Delivery Period Commencement Date Notice (TO BE FILLED IN SPECIFICALLY AFTER RECEIPT OF THE DELIVERY PERIOD COMMENCEMENT DATE NOTICE )

•      Delivery Period Expiration Date:                                                                   60 months from date specified in the Delivery Period Commencement Date Notice (TO BE FILLED IN SPECIFICALLY AFTER RECEIPT OF THE DELIVERY PERIOD COMMENCEMENT DATE NOTICE )

• Delivery Period: 60 months

MINIMUM CAPACITY FACTOR (%)	MINIMUM QUANTITY (kWh)	CONTRACTED CAPACITY (kW)	CAPACITY FEE ($/kWh)
***%	***	***	As per attached Capacity Factor Pricing table

• Energy Fee:	Initial Energy Fee x	CIF Cost of Fuel for Billing Period
Base CIF Cost of Fuel
Where:

Initial Energy Fee = $***/kWh*
Base CIF Cost of Fuel = $***/million kcal

*	Indicative Energy Fee

• Delivery Point: The Seller’s meter at the high voltage connection with the Transmission Utility

• Receiving Point: Cypress Manufacturing Ltd. - Philippine Branch Facility, Gateway, Business Park, SEPZ, Brgy. Javalera, Gen. Trias, Cavite

***	CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

Capacity Factor Pricing

60 Month Delivery Period

Capacity Factor (%)	Capacity Fee (US$/kWh)
100%	***
99%	***
98%	***
97%	***
96%	***
95%	***
94%	***
93%	***
92%	***
91%	***
90%	***
89%	***
88%	***
87%	***
86%	***
85%	***
84%	***
83%	***
82%	***
81%	***
80%	***
79%	***
78%	***
77%	***
76%	***
75%	***
74%	***
73%	***
72%	***
71%	***
70%	***
69%	***
68%	***
67%	***
66%	***
65%	***
64%	***
63%	***
62%	***
61%	***
60%	***
59%	***
58%	***
57%	***
56%	***
55%	***
54%	***
53%	***
52%	***
51%	***
50%	***
49%	***
48%	***
47%	***
46%	***
45%	***

***	CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

SCHEDULE 2

Capacity Factor Computation

Capacity Factor (CF) =	Q
CC * (HT - EHSO - EHUO)

Where:

Q	=	the actual quantity of the Product made available by the Seller to be purchased and received by the Buyer at the Delivery Point in any Billing Period
CC	=	Contracted Capacity, in kW, as set forth in Schedule 1
HT	=	Total number of hours in such Billing Period
EHSO	=	the sum of the duration, in Equivalent Hours, of Scheduled Outages in such Billing Period
EHUO	=	the sum of the duration, in Equivalent Hours, of Unscheduled Outages in such Billing Period

CAPACITY FACTOR SAMPLE CALCULATION #1

Buyer:	Purchases the full quantity scheduled for the Billing Period
Seller:	Produces at its full availability assuming normal outage hours

Q	=	5,000,000kWh
CC	=	10,000kW
HT	=	720hours
EHSO	=	40hours
EHUO	=	61hours
CF	=	5,000,000kWh
10,000kW * (720hrs – 40hrs – 61hrs)

	=	5,000,000kWh
6,190,000kWh

	=	80.78%

CAPACITY FACTOR SAMPLE CALCULATION #2

Buyer:	Purchases LESS than the full quantity scheduled for the Billing Period
Seller:	Produces at its full availability assuming normal outage hours

Q	=	4,000,000kWh
CC	=	10,000kW
HT	=	720hours
EHSO	=	40hours
EHUO	=	61hours

CF	=	4,000,000kWh
10,000kW * (720hrs – 40hrs – 61hrs)

	=	4,000,000kWh
6,190,000kWh

	=	64.62%

CAPACITY FACTOR SAMPLE CALCULATION #3

Buyer:	Purchases the full quantity scheduled for the Billing Period
Seller:	Produces at LESS than full availability because of more outage hours

Q	=	5,000,000kWh
CC	=	10,000kW
HT	=	720hours
EHSO	=	100hours
EHUO	=	120hours

CF	=	5,000,000kWh
10,000kW * (720hrs – 100hrs – 120hrs)

	=	5,000,000kWh
5,000,000kWh

	=	100.00%

CAPACITY FACTOR SAMPLE CALCULATION #4

Buyer:	Purchases LESS than the full quantity scheduled for the Billing Period
Seller:	Produces at LESS than full availability because of more outage hours

Q	=	4,000,000kWh
CCT	=	10,000kW
HT	=	720hours
EHSO	=	100hours
EHUO	=	120hours

CF	=	4,000,000kWh
10,000kW * (720hrs – 100hrs – 120hrs)

	=	4,000,000kWh
5,000,000kWh

	=	80.00%

SAMPLE CALCULATION of EHSO and EHUO

EHSO

Duration	Percentage of Contracted Capacity Unavailable during Billing Period (%)	Duration of Scheduled Outages in Equivalent Hours during Billing Period
80 Hours	50%	40.00

TOTAL (EHSO)		40.00

EHUO

Duration	Percentage of Contracted Capacity Unavailable during Billing Period (%)	Duration of Unscheduled Outages in Equivalent Hours during Billing Period
36 Hours	50%	18.00
72 Hours	25%	18.00
36 Hours	25%	9.00
70 Hours	20%	14.00
20 Hours	10%	2.00

TOTAL (EHUO)		61.00